October 15, 1997


To Our Shareholders:

     On behalf of the Board of Directors and management of Housecall Medical Resources, Inc., I cordially invite you to the Annual Meeting of Shareholders to be held on November 20, 1997, at 1:00 p.m., at 1000 Abernathy Road, Building 400, 3rd Floor Conference Room C, Atlanta, Georgia 30328.

     At the Annual Meeting, shareholders will be asked to elect six (6) directors of the Company, all of whom are currently directors of the Company. Information about these persons and certain other matters is contained in the accompanying Proxy Statement. Shareholders will also be asked to vote on an Employee Stock Purchase Plan. A copy of the Company's 1997 Annual Report to Shareholders, which contains financial statements and other important information about the Company's business, is also enclosed.

     It is important that your shares of stock are represented at the meeting, regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card. However, if you wish to vote for reelecting the directors and on the Employee Stock Purchase Plan, all you need to do is sign and date the proxy card.

     Please complete and return the proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

     We hope you are able to attend, and look forward to seeing you.

                         Sincerely,



                         Daniel J. Kohl
                  President and Chief Executive Officer
                    HOUSECALL MEDICAL RESOURCES, INC.
                           1000 Abernathy Road
                         Building 400, Suite 1825
                          Atlanta, Georgia 30328
                      ______________________________

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD NOVEMBER 20, 1997
                      ______________________________

To the Shareholders of
Housecall Medical Resources, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of Housecall Medical Resources, Inc. will be held at 1:00 p.m. on Thursday, November 20, 1997, at 1000 Abernathy Road, Building 400, 3rd Floor, Conference Room C, Atlanta, Georgia 30328 for the following purposes:

     1. To elect six directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified;

     2.   To approve the Company's Employee Stock Purchase Plan;

     3. Such other matters as may properly come before the meeting and any adjournment or postponement thereof.

     Only shareholders of record on September 26, 1997, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

                         BY ORDER OF THE BOARD OF DIRECTORS



                         Fred C. Follmer
                         Secretary

October 15, 1997

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE FILL IN, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.
                             PROXY STATEMENT
                          Dated October 15, 1997
                  For the Annual Meeting of Shareholders
                       To be Held November 20, 1997


         This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Housecall Medical Resources, Inc. ("Housecall" or the "Company") for use at Housecall's 1997 Annual Meeting of Shareholders ("Annual Meeting") to be held on Thursday, November 20, 1997, including any postponement, adjournment, or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. Management intends to mail this Proxy Statement and the accompanying form of proxy to shareholders on or about October 15, 1997.

     Only shareholders of record at the close of business on September 26, 1997 (the "Record Date"), are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 10,399,934 shares of common stock, $.01 par value per share ("Common Stock"), of Housecall outstanding and entitled to vote at the Annual Meeting. The presence of a majority of such shares is required, in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting. Each share is entitled to one vote on any matter submitted for vote by the shareholders.

     Proxies in the accompanying form, duly executed and returned to the management of the Company, and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

     Proxies that are executed but which do not contain any specific instructions will be voted for the election of all the nominees for directors specified herein, for approval of the Employee Stock Purchase Plan, and in the discretion of the persons appointed as proxies on any, other matter that may properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

     A copy of the Company's 1997 Annual Report to Shareholders is being furnished herewith to each shareholder of record as of the close of business on September 26, 1997. Additional copies of the 1997 Annual Report to Shareholders and copies of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 will be provided free of charge upon written request to:

                Housecall Medical Resources, Inc.
                       1000 Abernathy Road
                     Building 400, Suite 1825
                      Atlanta, Georgia 30328
              Attn:  Investor Relations Department

     If the person requesting the Form 10-K was not a shareholder of record on September 26, 1997, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibits to the Form 10-K will also be furnished on request and upon payment of the Company's expenses in furnishing the exhibits.
           VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

     The following table sets forth the information concerning the beneficial ownership of Common Stock, which is the only class of voting stock of the Company, at September 9, 1997, by (i) each person known to the Company to beneficially own more than 5% of the Common Stock, (ii) each director, nominee for director, and designated highly compensated executive officer, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, the persons named below had sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by them.

                                                                     Shares Beneficially
    Name of Beneficial Owner                                                 Owned            Percent <F1>
    -------------------------                                        -------------------      -----------
Welsh, Carson, Anderson & Stowe, VI, L.P. <F2>                             4,651,614            44.73%
Daniel J. Kohl <F9>                                                            5,000              *
George D. Shaunnessy <F3> <F10>                                              215,337             2.07%
Peter J. Bibb  <F10>                                                          48,632              *
Harold W. Small  <F4>                                                        121,505              *
Thomas F. Luthringer <F10>                                                    87,335              *
James E. Dalton <F5>                                                           6,668              *
Howard R. Deutsch <F5>                                                        12,918              *
James B. Hoover <F6>                                                       5,128,848            49.32%
Andrew M. Paul <F7>                                                        5,123,211            49.26%
R. Dale Ross <F5>                                                              8,755              *

All Directors and Executive Officers as a Group
(10 persons) <F8>                                                          5,181,736            49.82%

*  Denotes less than 1%.

<F1> The percentages shown are based on 10,399,934 shares of the Common
     Stock outstanding on September 9, 1997, plus, as to each person and group listed, the number of shares of Common Stock deemed owned by such holder pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), assuming the exercise of options held by such holder that are exercisable within 60 days of September 9, 1997.
<F2> Does not include an aggregate of 134,485 shares owned individually by the general partners of the general partner of Welsh, Carson, Anderson & Stowe, V.I., L.P. ("Welsh Carson"). Each general partner of Welsh Carson may be deemed to beneficially own all the shares owned by Welsh Carson. It also does not include an aggregate of 609,515 shares held by other affiliates of Welsh Carson. The address of Welsh Carson is 320 Park Avenue, Suite 2500, New York, New York 10022
<F3> Includes 203,437 shares of Common Stock subject to presently exercisable stock options.
<F4> Includes 107,172 shares of Common Stock subject to presently exercisable stock options.
<F5> Includes 6,668 shares of Common Stock subject to presently exercisable stock options.
<F6> The number of shares beneficially owned consists of 23,184 shares held directly by Mr. Hoover, 4,651,614 shares held by Welsh Carson and 454,050 shares held by an affiliate of Welsh Carson. Mr. Hoover is a general partner of the general partner of Welsh Carson and an affiliate of Welsh Carson and, as such, shares voting and investment power with respect to the shares owned by such entities. Does not include 155,465 shares held by another affiliate of Welsh Carson.
<F7> The number of shares beneficially owned consists of 17,547 shares held directly by Mr. Paul, 4,651,614 shares held by Welsh Carson and

     454,050 shares held by an affiliate of Welsh Carson. Mr. Paul is a general partner of the general partner of Welsh Carson and an affiliate of Welsh Carson and, as such, shares voting and investment power with respect to the shares owned by such entities. Does not include 155,465 shares held by an affiliate of Welsh Carson.
<F8> Includes 20,004 shares of Common Stock subject to presently exercisable stock options and 5,105,664 shares deemed beneficially owned by Messrs. Hoover and Paul as general partners of the general partner of Welsh Carson and an affiliate of Welsh Carson.
<F9> Mr. Kohl became President and Chief Executive Officer on March 11,
     1997 and a Director on April 9, 1997.
<F10>Persons are no longer executive officers of the Company as of
     September 9, 1997.

                          ELECTION OF DIRECTORS
                    (Item Number 1 on the Proxy Card)

     The by-laws of Housecall provide that the Board of Directors shall consist of not less than two nor more than eleven directors, with the exact number being set from time to time by the Board. The Board presently consists of six directors, each of whom serves for a one-year term until the next annual meeting of shareholders and until his successor, if there is to be one, is elected and qualified. Each of the nominees is listed below and is presently serving as a director of the Company.

     Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock entitled to vote for the election of directors at a meeting at which a quorum is present.
A quorum will be present for the Annual Meeting when the holders of a majority of the shares outstanding on the Record Date are present in person or by proxy.

     An abstention and a broker non-vote are included in determining whether a quorum is present, but will not affect the outcome of the vote. Unless otherwise indicated on a proxy, all duly executed proxies granted by the holders of Common Stock will be voted individually at the Annual Meeting for the election of each nominee. Each nominee has indicated that he will serve if elected, but if the situation should arise that any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors. Each person elected, as a director shall serve a term that continues until the next annual meeting and until his successor, if there is to be one, is duly elected and qualified.

DANIEL J. KOHL            PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          HOUSECALL MEDICAL RESOURCES, INC.

     Mr. Kohl, age 41, has served as President and Chief Executive Officer since March 11, 1997 and as a director since his appointment on April 9,
1997.  Prior to his appointment with Housecall, Mr. Kohl served as Senior
Vice President and Group Executive in charge of the Healthcare
Information Services Group for Equifax Inc. from 1993 through 1997 and was President and Chief Operating Officer at HMSS, Inc., a home infusion therapy company, from 1991 through 1993.  Mr. Kohl has more than 18 years
of experience as an executive in the healthcare industry.   Mr. Kohl is
a member of the Executive Committee.

JAMES B. HOOVER                GENERAL PARTNER
                               WELSH, CARSON, ANDERSON & STOWE

     Mr. Hoover, age 42, has been Chairman of the Board of the Company since its founding. Mr. Hoover is a general partner of Welsh, Carson, Anderson & Stowe, a New York-based management buy-out firm that focuses on acquisitions of companies in the health care and information services industry, which he joined in 1992. Prior to that time, he had been a General Partner (from 1984 to 1992) of Robertson, Stephens & Company, an investment banking firm, where he was responsible for the firm's health care corporate finance group. From 1977 to 1984, Mr. Hoover was a Vice
President of the Investment Management Group of Citibank, N.A., where he specialized in health care investments. Mr. Hoover is a member of the Executive and Compensation Committees of the Board of Directors. He is a director of U.S. Physical Therapy, Inc. and Centennial Healthcare Corporation.

JAMES E. DALTON, JR.                   PRESIDENT AND CHIEF EXECUTIVE
                                       OFFICER
                                       QUORUM HEALTH GROUP, INC.

     Mr. Dalton, age 55, has served since 1990 as President and Chief
Executive Officer of Quorum Health Group, Inc., a publicly held company that owns hospitals and provides management and consulting services to third party owners. Prior to 1990, Mr. Dalton had served as Regional
Vice President (from 1987 to 1990) with Healthtrust, Inc., a Division
Vice President (from 1979 to 1987) with Hospital Corporation of America, and Regional Vice President (from 1978 to 1979) with HCA Management
Company (now Quorum Health Resources, Inc., a subsidiary of Quorum Health
Group, Inc.).  Mr. Dalton has served as a director of the Company since
1994 and is a member of the Compensation Committee.

HOWARD R. DEUTSCH              EXECUTIVE VICE PRESIDENT AND
                               GENERAL COUNSEL
                               LINCARE, INC.

     Mr. Deutsch, age 42, has served as Executive Vice President and
General Counsel and a director of Lincare, Inc., since its founding in 1987, and as Executive Vice President and General Counsel and a director of Lincare Holdings, Inc., the publicly-held parent company of Lincare, Inc., since its formation in 1990. From 1980 to 1987, Mr. Deutsch served as Division Counsel for Union Carbide. Mr. Deutsch has served as a director of the Company since 1994 and is a member of its Compensation and Audit Committees.

ANDREW M. PAUL                 GENERAL PARTNER
                               WELSH, CARSON, ANDERSON & STOWE

     Mr. Paul, age 41, has served as a general partner since 1984 of Welsh, Carson, Anderson & Stowe. Prior to that time, he was an associate in the Venture Capital Group of Hambrecht & Quist Incorporated for one year, and from 1978 to 1981, he was a systems engineer and then a marketing representative for IBM. Mr. Paul has served as a director of the Company since 1994 and is a member of the Executive and Audit
Committees.  Mr. Paul is a director of National Surgery Centers, Inc.,
American Oncology Resources, Inc., Lincare Holdings, Inc., Medcath,
Incorporated, and Centennial Healthcare Corporation.

R. DALE ROSS              CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                            OF THE BOARD
                          AMERICAN ONCOLOGY RESOURCES, INC.

     Mr. Ross, age 50, has served since 1992 as Chief Executive Officer and Chairman of the Board of American Oncology Resources, Inc. ("AOR"), a publicly held company engaged in physician practice management. Prior to joining AOR, Mr. Ross founded HMSS, Inc., a company engaged in infusion therapy services, in 1982, and served as its President, Chief Executive
Officer and a director until the company was sold in 1989. Mr. Ross has served as a director of the Company since 1994 and is a member of the Audit Committee.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company meets on a regular basis to supervise, review, and direct the business and affairs of the Company.
During the Company's 1997 fiscal year, the Board held nine meetings. The
Board of Directors has established an Executive, an Audit and a Compensation Committee, to which it has assigned certain responsibilities in connection with the governance and management of the Company's affairs. The Company has no standing nominating committee or other committee performing similar functions.

     Each of the directors attended at least 75% of the Board meetings and meetings of committees on which he served.

     EXECUTIVE COMMITTEE. The Executive Committee, pursuant to authority delegated by the Board, from time to time considers certain matters in lieu of convening a meeting of the full Board, subject to any restrictions in applicable law related to the delegation of certain powers to a committee of the Board. Messrs. Hoover, Kohl and Paul comprise the members of the Executive Committee. The Executive Committee held no meetings during fiscal 1997.

     AUDIT COMMITTEE. The Audit Committee recommends the appointment of independent public accountants, reviews the scope of audits proposed by the independent public accountants, reviews internal audit reports on various aspects of corporate operations, and periodically consults with the independent public accountants on matters relating to internal financial controls and procedures. Messrs. Deutsch, Paul, and Ross comprise the members of the Audit Committee. The Audit Committee held two meetings during fiscal 1997.

     COMPENSATION COMMITTEE. The Compensation Committee is responsible for the review and approval of compensation of employees above a certain salary level, the review of management recommendations relating to incentive compensation plans, the administration of the Company's stock option and restricted stock purchase plans, the review of compensation of directors, and consultation with management and the Board on senior executive continuity and organizational matters. Messrs. Hoover, Dalton, and Deutsch comprise the members of the Compensation Committee. The
Compensation Committee held one meeting during fiscal 1997.

DIRECTORS' COMPENSATION

     The Company pays its outside directors a quarterly fee of $2,000 and a fee of $1,000 for each Board or committee meeting attended, except that no fee is paid for attendance at a committee meeting held on the same date and in the same location as a Board meeting. The Company reimburses all directors for their travel and other expenses incurred in connection with attending Board or committee meetings and also reimburses its outside directors for actual expenses otherwise incurred in performing their duties.

             APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN
                (Item Number 2 on the Proxy Card)

BACKGROUND AND SUMMARY

     On August 28, 1997, the Board of Directors adopted, subject to stockholder approval, the Housecall Medical Resources, Inc.
1997 Employee Stock Purchase Plan (the "Purchase Plan") to provide eligible employees with an opportunity to purchase Common
Stock through payroll deductions pursuant to the plan that is intended to qualify for favorable tax benefits as an "employee stock purchase plan" under Section 423 of the Internal Revenue
Code. By assisting eligible employees in acquiring stock ownership in the Company, the Purchase Plan can help eligible employees provide for their future security and encourage them to remain in the employment of the Company or its qualified subsidiaries.

     The following summary of information about the Purchase Plan is qualified in its entirety by reference to the Purchase Plan itself, which is available upon request by any stockholder from Fred C. Follmer, Secretary, Housecall Medical Resources, Inc.,
1000 Abernathy Road, Building 400, Suite 1825, Atlanta,
Georgia  30328,  telephone (770) 379-9000.

     An aggregate of 1,000,000 shares of Common Stock may be issued pursuant to purchases under the Purchase Plan, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalization, or other changes in the outstanding Common Stock. If approved by the stockholders of the Company at the Annual Meeting, the Purchase Plan will be effective as of its August 28, 1997 adoption date by the Board of Directors. The Company anticipates that the internal administrative steps necessary to implement will be completed by the end of the fourth quarter, and that the first offering period and enrollment date (as described below) will begin on July 1, 1998.

     The Purchase Plan shall be administered by the Board of
Directors or by a committee (the "Committee") of the Board
consisting of not less than two directors of the Company
appointed by the Board.  The Board or the Committee is
authorized, subject to the provisions of the Purchase Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Purchase Plan and any Common
Stock made available thereunder as it deems necessary or
advisable.   No eligible employee may purchase greater than 1,000
shares of stock during a plan year.  The Board or the Committee shall have the right to determine, prior to any offering period for the purchase of shares pursuant to the Purchase Plan, the maximum number of shares of Common Stock which may be offered during that plan year and the manner of allocating the Common
Stock among eligible employees.  All such determinations and interpretations shall be binding and conclusive on all
participating employees and their representatives.

     The Board may at any time, or from time to time, alter or amend the Purchase Plan in any respect, except that no such amendment shall be effective unless approved within 12 months by the stockholders of the Company, if such stockholder approval is required for the Purchase Plan to continue to comply with Code
Section 423.  The Board may suspend or discontinue the Purchase
Plan at any time. Upon termination of the Purchase Plan, all payroll deductions and cash contributions shall cease, and all amounts then credited to the participants' accounts shall be equitably applied to the purchase of whole shares of Common Stock then available for sale, and any remaining amounts shall be promptly refunded to the participants.

     All regular full and part-time employees of the Company and each corporate affiliate shall be eligible to participate in the
Purchase Plan, provided the employee's customary employment is more than twenty (20) hours of service per week for more than five months per calendar year.  A "corporate affiliate" means any parent or subsidiary corporation of the Company whether now
existing or subsequently established, as may be authorized from time to time by the Board to extend the benefits of the Plan to
their eligible employees.   As of September 8, 1997, the Company
had approximately 2,000 employees that would have been eligible to participate in the Purchase Plan.

     An eligible employee may elect to participate in the Purchase Plan by completing an Enrollment/Change Form by the enrollment date; such date shall be the start date of each plan year. A participating employee may authorize automatic payroll deductions pursuant to the Purchase Plan, and all such amounts will be used to purchase shares of Common Stock. The purchase price for Common Stock purchased under the Purchase Plan shall be 85% of the lower of (a) the Fair Market Value per share of Common
Stock on the start date of the purchase period or (b) the Fair
Market Value per share of Common Stock on that Purchase Date.
An eligible employee may not purchase greater than 1,000 shares of Common Stock per plan year. The Company shall not permit an eligible employee to purchase more than $25,000 worth of Common
Stock under the Purchase Plan in any calendar year.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in an offering under the Purchase Plan will not realize income at the time the offering commences or when the shares purchased under the Purchase Plan are transferred to him or her. If an employee disposes of such shares after two years from the date the offering of such shares commences, and after one year from the date of the transfer of such shares to him or her, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of ( i ) the excess of the fair market value of such shares at the time of disposition over the purchase price, or
(ii) 15% of the fair market value of such shares at the time the offering commenced. The employee's basis in such shares will be increased by the amount so includable as income, and gain or loss computed with reference to such adjusted basis will be a capital gain or loss, either short-term or long-term depending on the holding period of such shares. In such event, the Company will not be entitled to any tax deduction from income.

     If any employee disposes of shares purchased under the Purchase Plan within the above two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares will be increased by the amount includable as income, and any gain or loss computed with reference to such adjusted basis will be capital gain or loss, either short-term or long-term depending on the holding period of such shares. In the event of a disposition within such two-year or one-year period, the Company will be entitled to an expense deduction equal to the amount the employee is required to include in income.

     An employee who is a nonresident of the United States will generally not be subject to the federal income tax rules described with respect to shares of Common Stock purchased under the Purchase Plan.

     The foregoing paragraphs merely summarize the general tax consequences of the Purchase Plan. Tax consequences vary among individuals. Employees should consult their tax adviser before enrolling in the Purchase Plan.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

     The Purchase Plan has been adopted by the Board, subject to approval by the stockholders of the Company. Such approval is required in order for the Purchase Plan to qualify as an "employee stock purchase plan" under Section 423 of the Code.
The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting is required to approve the proposed Purchase Plan, assuming the presence of a quorum.

     The Board of Directors unanimously recommends a vote "FOR" approval of the proposed 1997 Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued by the Company for services rendered during the fiscal year ended June 30, 1997, to or for the Company's chief executive officer, its former chief executive officer and certain other highly compensated executive officers (the "Named Executive Officers"):

                                                             SUMMARY COMPENSATION TABLE

                                                                                     Long Term
                                                          Annual Compensation       Compensation
                                                ------------------------------     -------------
                                                                                     Securities
                                         Fiscal             Other Annual             Underlying        All Other
  Name And Principal                     Year    Salary     Compensation  Bonus     Options/SARs     Compensation <F3>
  ---------------------                 ------  ------     ------------  -----     ------------     ----------------
Daniel J. Kohl, President and
  Chief Executive Officer<F1>            1997   $ 45,621       $ 0      $25,000       $ 500,000     $      0

George D. Shaunnessy, President and      1997    227,447         0         0           203,437       339,546<F6>
  Chief Executive Officer<F2>            1996    250,011         0         0           417,243         6,644

Peter J. Bibb, Vice President and        1997    188,649         0         0            43,632       258,235<F6>
  Chief Financial Officer                1996    190,009         0         0           208,622         6,566

Harold W. Small, Vice President          1997    188,171         0         0           170,172         6,313 <F7>
  of Operational Support <F4>            1996    165,006    47,678 <F5>    0           208,621         7,050

Thomas F. Luthringer, Vice President     1997    159,141         0         0            70,902       216,315 <F7><F6>
  of Corporate Development               1996    155,008         0         0           198,621         6,131

<F1> Appointed as President and Chief Executive Officer on March 11,
      1997.
<F2> Was President and Chief Executive Officer until March 11, 1997.
<F3> Includes premiums paid for each Named Executive Officer under the
      Company's life insurance program.
<F4> As of July 17, 1997, Mr. Small became VP of Operational Support.
<F5> Represents relocation expenses paid by the Company.
<F6> Includes severance pay in the amount of $335,215, $225,000 and $208,226 for Mr. Shaunnessy, Mr. Bibb and Mr. Luthringer, respectively.
<F7> Includes $3,630 and $7,108 paid by the Company as 401(k) matching contributions for Mr. Small and Mr. Luthringer respectively.

                                                      Option Grants in Last Fiscal Year


                            No. of        % of Total                             Potential Realizable
                          Securities     Options/SARs                              Value at Assumed
                          Underlying      Granted to                             Annual Rates of Stock
                          Options/SARs   Employees in  Exercise or   Expiration    Price Appreciation
                          Granted <F1>    Fiscal Year   Base Price     Date       for Option Terms <F2>
                          ------------   ------------- -----------   ----------   --------------------
                                                                                      5%         10%
                                                                                    -----       -----
Daniel J. Kohl             500,000          52.85%        $4.00      3/11/2007    $3,257,789 $5,187,485
George D. Shaunnessy          0                0             0           0          0          0
Peter Bibb                    0                0             0           0          0          0
Harold W. Small               0                0             0           0          0          0
Thomas F. Luthringer          0                0             0           0          0          0
_____________________________

<F1>  Beginning one year from date of grant, options vest in 20%  increments on anniversary of date of grant. 200,000 shares have provisions for immediate vesting provided the market price for the stock reaches a specific dollar figure within a designated time period.

<F2>  Based on assumed rates of stock price appreciations, as required by the Securities and Exchange Commission.

                                                            Fiscal Year-End Option Values


                             Shares       Value          No. of Securities         Value of Unexercised
                           Acquired on   Realized           Underlying             In-the-Money Options
                           Exercise (#)    ($)           Fiscal Year End           At Fiscal year End <F1>
                           ------------  --------     -------------------------  --------------------------
                                                      Exercisable Unexercisable  Exercisable  Unexercisable
                                                      ----------- -------------  -----------  -------------
Daniel J. Kohl                 0            0                0          0               0             0
George D. Shaunnessy           0            0          203,437          0<F2>     429,844             0
Peter J. Bibb               43,632<F3>   122,715        85,356          0<F3>     151,519             0
Harold W. Small                0            0           85,356      123,265       156,462       209,982
Thomas F. Luthringer        70,902<F4>   140,441        85,356          0<F4>     151,519             0
__________________________

<F1> As required by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options is calculated based on the closing sale price of the Company's Common Stock on The Nasdaq
     Stock Market ("Nasdaq") as of the last business day of its fiscal year, June 30, 1997, which was $3 29/32 per share
<F2> Mr. Shaunnessy has until April 11, 1998 to exercise his 203,437 options.
     At the time of Mr. Shaunnessey's termination, 213,806 options returned to the Company.
<F3> Mr. Bibb had 90 days in which to exercise his options from the date of his termination. 164,990 options returned to the Company at the end of the ninety-day exercise period.
<F4> Mr. Luthringer had 90 days in which to exercise his options from the date of his termination. 127,719 options returned to the Company at the end of the ninety-day exercise period.


                                                          Ten-Year Option/SAR Repricing


                                                                                  Length of
                               No. of        Market                               Original
                             Securities     Price of     Exercise                 Option Term
                             Underlying     Stock at     Price at                Remaining at
                             Options/SARs    Time of      Time of       New        Date of
                             Repriced or   Repriced or  Repricing or  Exercise   Repricing or
                    Date       Amended     Amendment    Amendment      Price      Amendment
                    ----     ------------  -----------  ------------  ---------  ------------
Daniel J. Kohl     5/22/97     500,000       $4.00        $5.69       $4.00      9 years 10 mos.
President & CEO

Fred C. Follmer    5/22/97     100,000       $4.00        $6.00       $4.00      9 years  9 mos.
VP & CFO

EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENTS

     The Company entered into an employment agreement with Mr. Kohl on March 11, 1997. The agreement provides for a term ending March 11, 2000, and is automatically extended thereafter for successive one-year terms unless the Company or the officer gives at least thirty (30) days prior notice of an election not to extend the employment term beyond March 11, 2000, or any subsequent March 11. The agreement provides for a base salary of $230,000 per year, subject to adjustment by the Board of Directors, an annual bonus as determined by the Company's Board of Directors, and Company benefits of the type generally provided to key executives.

     The Company entered into a Severance Agreement with Mr. Shaunnessy on April 10, 1997. The provisions of the Severance Agreement terminated Mr. Shaunnessy's employment with Housecall effective April 11, 1997 and provided for severance pay for a twelve-month period following the termination date. In addition the Company was obligated to pay for health insurance benefits during the severance period unless Mr. Shaunnessy was entitled
to similar insurance benefits from another source.   Mr. Shaunnessy
was entitled to exercise all vested stock options held by him on April 11, 1997 by April 11, 1998.

     The Company terminated Mr. Bibb's employment agreement on May 9, 1997. As a result of the termination of his agreement, Mr. Bibb was paid severance equal to one year's salary according to the terms of Mr. Bibb's employment agreement. Mr. Bibb did not receive any performance bonus. No other benefits were payable by the Company. Mr. Bibb was entitled to exercise all vested stock options held by him on May 9, 1997 within 90 days.

     The Company terminated Mr. Luthringer's employment agreement on May 15, 1997. As a result of the termination of his agreement, Mr. Luthringer was paid severance equal to one year's salary according to the terms of Mr. Luthringer's employment agreement. Mr. Luthringer did not receive any performance bonus. No other benefits were payable by the Company. Mr. Luthringer was entitled to exercise all vested stock options held by him on May 15, 1997 within 90 days.

STOCK OPTION AND RESTRICTED STOCK PURCHASE4 PLANS

     In June 1994, the Company adopted the Stock Option and
Restricted Stock Purchase Plan (the "1994 Option Plan") and the Performance Stock Option and Restricted Stock Purchase Plan (the "Performance Plan"). In January 1996, the Company adopted the
1996 Stock Option and Restricted Stock Purchase Plan (the "1996 Option Plan") (collectively, with the 1994 Option Plan and the
Performance Plan, the "Plans"). On March 14, 1997 the Board of Directors voted to amend and restate the 1996 Option Plan to increase the shares of Common Stock authorized for issuance under the Plan from 500,000 shares to 1,300,000 shares, subject to shareholder approval, which was obtained on May 1, 1997.
The purpose of the Plans is to provide key employees (approximately
50 persons), executive officers (currently three persons), and directors (currently six persons) an opportunity to own Common
Stock of the Company and to provide incentives for such persons to promote the financial success of the Company.
Awards granted under the Plans may be "incentive stock options", as defined in Section 422 of the Internal Revenue Code, as amended ("IRC"), "nonqualified stock options", or shares of Common Stock subject to terms and conditions set by the Board of Directors ("restricted stock awards"). Incentive stock options may be granted only to full-time employees (including officers) of the Company or its subsidiaries. Nonqualified options and restricted stock awards may be granted to any person employed by or performing services for the Company or its subsidiaries, including directors.

     Incentive stock options are subject to certain limitations prescribed by the Internal Revenue Code of 1986, as amended, including the requirement that such options may not be granted to employees who own more than 10% of the combined voting power of all classes of voting stock (a "principal shareholder") of the Company, unless the option price is at least 110% of the fair market value of the Common Stock subject to the option. In addition, an incentive stock option granted to a principal shareholder may not be exercisable more than five years from its date of grant. The Board of Directors of the Company (or a committee designated by the Board) otherwise generally has discretion to set the terms and conditions of options and restricted stock awards, including the term, exercise price, and vesting conditions, if any, to select the persons who receive such grants and awards; and to interpret and administer the Plans.

     No restricted stock awards have been granted under the Plans.

                       CERTAIN TRANSACTIONS

     On July 7, 1997, the Company entered into a joint venture with Healthy Connections Management Services, Inc. ("Healthy Connections") which provides home health care to high-risk obstetrical patients. Mr. Charles N. Hunziker, Vice President of the Company, has a forty- percent ownership interest in the joint venture. Any profits are split on a fifty- percent basis between the Company and Healthy Connections.

     For certain other transactions with related parties, see
"Compensation Committee Interlocks and Insider Participation" below.

   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Hoover, Dalton and Deutsch served as members of the Company's Compensation Committee during the 1997 fiscal year.
While Mr. Hoover is Chairman of the Board, no member is an officer or former officer of the Company.

     The Company, through its management services division, provides management services for the hospital-based home health agency of Monroe County Hospital ("Monroe"), Monroeville, Alabama, managed by a subsidiary of Quorum Health Group, Inc. ("Quorum"), of which James E. Dalton, Jr., a director of the Company, is President and Chief Executive Officer. Welsh Carson is also a principal shareholder of Quorum. Pursuant to the agreement, the Company provides management services for the hospital-based home health agency of Monroe in consideration of a payment by Monroe of a specified amount per reimbursed Medicare home care visit. The agreement was negotiated on an arms-length basis. The term of the agreement is three years, terminable by either party for cause upon ninety days' notice.

     In September 1995, the Company entered into a management services agreement with Midlands Community Hospital ("Midlands"), Papillion, Nebraska, which is also owned and operated by Quorum. The agreement was negotiated on an arms-length basis, and the services to be provided by the Company are generally the same as described for the agreement with Monroe. In consideration of such services, Midlands pays the Company a specified amount for each reimbursed Medicare visit. The term of the agreement is three years, terminable without cause by either party on ninety days' notice or "for cause" as defined, upon thirty days' notice.

     In October 1995, the Company entered into a management service agreement with Abbeville County Memorial Hospital, Abbeville, South Carolina, which is managed by Quorum. The agreement was negotiated on an arms-length basis, and the services to be provided by the Company are generally the same as described for in the agreement with Monroe. In consideration of such services, Abbeville pays the Company a specified amount for each reimbursed Medicare visit. The term of the agreement is three years, terminable with cause upon thirty days' notice.

     In September 1996, the Company entered into an agreement with Inland Hospital, Waterville, Maine, which is managed by Quorum. The agreement was negotiated on an arms-length basis, and the services to be provided by the Company are generally the same as described for the agreement with Monroe. In consideration for such services, Inland pays the Company a specified amount for each reimbursed Medicare visit. The term of the agreement is three years, terminable with cause upon thirty days' notice.

     In February 1997, the Company entered into two management service agreements. One was with Metro Health Center, Erie, Pennsylvania (Quorum managed) and the second with Barberton Citizens Hospital, Barberton, Ohio (Quorum owned). Both contracts were negotiated on an arms-length basis, and the services to be provided by the Company are generally the same as described for the agreement with Monroe. In consideration for such services, both Metro and Baberton pay the Company a specified amount for each reimbursed Medicare visit. The terms of the agreements are each three years, terminable with cause upon thirty days' notice.

     In September 1997, the Company entered into a management service agreement with Calais Regional Hospital, Calais, Maine, which is managed by Quorum. The agreement was negotiated on an arms-length basis, and the services to be provided by the Company are generally the same as described for the agreement with Monroe. In consideration for such services, Calais pays the Company a specified amount for each reimbursed Medicare visit. The term of the agreement is three years, terminable with cause upon thirty days' notice.

     The revenues derived from the contracts with Monroe, Midlands, Abbeville, Inland, Metro, Baberton, and Calais are not material to the Company's results of operations and the terms of such contracts are as favorable to the Company as those that could have been obtained at the same time for unaffiliated parties.

                 REPORT ON EXECUTIVE COMPENSATION
                  AND REPRICING OF STOCK OPTIONS

     The Compensation Committee has provided the following report:

     On May 22, 1997 the Board voted to reprice the stock options granted to Daniel J. Kohl and Fred C. Follmer. The options were repriced because the granted options were priced too high to be considered an incentive.

     The compensation policies of the Company have been developed to link the compensation of executive officers with the development of enhanced value for the Company's shareholders. Through the establishment of both short-term and long-term incentive plans and the use of base salary and performance bonus combinations, the Company seeks to align the financial interests of its executive officers with those of its shareholders.

PHILOSOPHY AND COMPONENTS

     In designing its compensation programs, the Company follows its belief that compensation should reflect both the Company's recent performance and the value created for shareholders, while also supporting the broader business strategies and long-range plans of the Company. In doing so, the compensation programs reflect the following general characteristics:

-- The Company's financial performance and, in particular, that of the individual.

-- An annual incentive arrangement that generates a portion of compensation based on the achievement of specific performance goals in relation to the Company's internal budget and strategic initiatives, with superior performance resulting in enhanced total compensation.

     The Company's executive compensation is based upon the components listed below, each of which is intended to serve the overall compensation philosophy:

     BASE SALARY. Base salary is intended to be set at a level that approximates the competitive amounts paid to executive officers of similar businesses in structure, size, and industry orientation. Competitive amounts are determined informally through a review of published compensation surveys and proxy statements of other companies, including some, but not all, of the companies in the peer group selected for purposes of the stock performance graph set forth elsewhere in this Proxy Statement.

     INCENTIVE COMPENSATION. In accordance with the Company's philosophy of tying a substantial portion of the overall compensation of its executive officers to the achievement of specific performance goals, an incentive plan is developed for the executive officers. The Company's incentive plans are designed to reward superior performance with total compensation above competitive levels. On the other hand, if performance goals are not achieved and the Company suffers as a result, compensation of affected executive officers may fall below competitive levels.

     STOCK OPTIONS. The Company periodically considers awards to its executive officers of stock options granted under the terms of its Stock Option Plans. Options are awarded to selected executive officers and other persons in recognition of outstanding contributions they may have made (or are being motivated to make) to the Company's growth, development, or financial performance. The awarding of options is designed to encourage ownership of the Company's Common Stock by its executive officers, thereby aligning their personal interests with those of our shareholders.

     The Compensation Committee reviews and determines the compensation of the executive officers of the Company with this philosophy on compensation as its basis. While promoting initiative and providing incentives for superior performance on behalf of the Company for the benefit of its shareholders, the Compensation Committee also seeks to assure that the Company is able to compete for and retain talented personnel who will lead the Company in achieving levels of growth and financial performance that will enhance shareholder value over the long-term as well as short-term.

--    CEO COMPENSATION

     Effective March 11, 1997, the Company entered into an employment agreement with Mr. Kohl to provide for his continued service as President and Chief Executive Officer for a term that extends to March 11, 2000, and is renewable for successive one-year terms thereafter unless either party chooses not to renew. Details about the agreement are provided under "Executive Compensation--Employment Agreement and Severance Agreements", above.

     The Compensation Committee believes that the compensation terms of Mr. Kohl's employment agreement are consistent with and reflect the Company's executive compensation philosophy. The base salary provided to Mr. Kohl is consistent with what the Compensation Committee believes is the norm in the Company's industry, and the opportunities for bonus compensation are tied to the Company's performance in terms of value to its shareholders. Additionally, the options that have been granted to Mr. Kohl are subject to long-term vesting.

  James B. Hoover  *  James E. Dalton, Jr.  *  Howard R. Deutsch

                     STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of The Nasdaq Stock Market (U.S.) and the cumulative total return for a group of companies consisting of Apria Healthcare Group, Inc., American Homepatient, Inc., Home Health Corp. of America, Inc., Interim Services, Inc., Lincare Holdings, Inc., Olsten Corp., Pediatric Services of America, Inc., and Rotech Medical Corp., for the period commencing on April 4, 1996, the date that the Company's Common Stock became publicly traded, and ended on June 30, 1997.


     COMPARISON OF 6 MONTH CUMULATIVE TOTAL RETURN (1)

                       [graph appears here]


                                                Cumulative Total Return

                                           4/04/96      6/30/96      6/30/97
Housecall Medical Resources, Inc.            100          120           24
Peer Group                                   100          101           80
NASDAQ-Stock Market - US                     100          107          130

(1) Graph reflects $100 invested on April 4, 1996 and the reinvestment of any dividends in (i) Company Common Stock, (ii) the common stocks of the group of companies identified above that have been selected by the Company as its peers, and (iii) the Nasdaq Stock Market (U.S. Companies) index.
                      INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of the Audit Committee, appoints each year the firm that will serve as the Company's independent public accountants. The Board has appointed Ernst & Young LLP, which firm served as independent public accountants for the Company during the past fiscal year, to serve as such accountants for the current fiscal year. Such appointment is not subject to ratification or other vote by the shareholders.

     A representative of Ernst & Young is expected to be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                SHAREHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

     Any shareholder who wishes to present a proposal appropriate for consideration at the Company's 1998 Annual Meeting of Shareholders must submit the proposal in proper form to the Company at its address set forth on the first page of this Proxy Statement no later than July 8, 1998, in order for the proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to such Annual Meeting.

                              OTHER MATTERS

     All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the materials enclosed herewith and soliciting proxies will be paid by the Company. It is estimated that such costs will be nominal. The Company may reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of stock. The solicitation of proxies will be conducted primarily by mail but may include telephone, telegraph, or oral communications by directors, officers, or regular employees of the Company, acting without special compensation.

     The Board of Directors is aware of no other matters, except for those incidental to the conduct of the Annual Meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponement, adjournment, or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

     Shareholders are urged to fill in, date, and sign the accompanying form of proxy and return it to the Company as soon as possible.

                                     BY ORDER OF THE BOARD OF DIRECTORS,


                                                   Fred C. Follmer
                                                   SECRETARY

                    HOUSECALL MEDICAL RESOURCES, INC.
                 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON NOVEMBER 20, 1997
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having received notice of the Annual Meeting of Shareholders and revoking all prior proxies, hereby appoints Daniel J. Kohl and Fred C. Follmer, and each of them, attorneys or attorney of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to attend the Annual Meeting of Shareholders of Housecall Medical Resources, Inc. (the "Company") to be held Thursday, November 20, 1997 at 1:00 p.m., Eastern Time, and any postponement or adjournment thereof, and to vote and act upon the following matters in respect of all shares of common stock of the Company that the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present:

     1.   ELECTION OF DIRECTORS:
          To re-elect each of the following nominees, as a director of the Company, for a term of one year:

          Daniel J. Kohl      James B. Hoover     Howard R. Deutsch
          James E. Dalton, Jr.     Andrew M. Paul      R. Dale Ross

               / / FOR     / / WITHHOLD AUTHORITY

          (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, WRITE HIS NAME BELOW. TO VOTE FOR OR WITHHOLD AUTHORITY FOR ALL NOMINEES, MARK THE APPROPRIATE BOX.)

      --------------------------------------------------------------

     2.   TO APPROVE THE EMPLOYEE STOCK PURCHASE PLAN

     /  /  AUTHORITY GRANTED   / / AUTHORITY WITHHELD

     3. TO VOTE, IN THE PROXIES' DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR
ADJOURNMENT THEREOF.

              / / AUTHORITY GRANTED     / / AUTHORITY WITHHELD

(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE.)

The shares represented by this proxy will be voted as directed by the undersigned and as indicated herein. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE ELECTION OF DIRECTORS OR THE DISCRETIONARY AUTHORITY OF THE PROXIES TO VOTE UPON OTHER PROPER BUSINESS, THIS PROXY WIL BE VOTED FOR SUCH ELECTION, AND THE PROXIES, IN THEIR DISCRETION, WILL VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

     Attendance of the undersigned at the meeting or any postponement or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at such meeting the intention of the undersigned to vote such shares in person.

                    Dated:______________________, 1997
                    BE SURE TO DATE THE PROXY


                    -----------------------------------
                    SIGNATURE

            IF SHARES ARE HELD BY MORE THAN ONE OWNER,  EACH
           MUST SIGN. EXECUTORS, ADMINISTRATORS,  TRUSTEES,
           GUARDIANS, AND OTHERS SIGNING IN A  REPRESENTATIVE
           CAPACITY SHOULD GIVE THEIR  FULL TITLES.

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
           DIRECTORS. PLEASE SIGN ABOVE AND RETURN IN THE
           ENCLOSED POSTAGE PAID ENVELOPE